As filed with the Securities and Exchange Commission on September 23, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEVEL 3 COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-0210602
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1025 Eldorado Blvd.

Broomfield, Colorado 80021

(720) 888-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas C. Stortz, Esq.

Executive Vice President, Chief Legal Officer and Secretary

1025 Eldorado Blvd.

Broomfield, Colorado 80021

(720) 888-1000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.01 per share		(1)(2)		$(1)(2)		$(1)(2)		$(3)

(1)      Not applicable pursuant to Form S-3 General Instruction II(E).

(2)      Such indeterminate number of shares of common stock of Level 3 Communications, Inc. is being registered as may from time to time be issued at indeterminate prices.

(3)      Deferred in reliance upon Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended, except for $3,772.80 that is being paid herewith, as determined by Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Stock Market LLC on September 22, 2008 with respect to 30,000,000 shares of the registrant’s common stock.

PROSPECTUS

Level 3 Communications, Inc.

Shares of Common Stock

This prospectus relates to potential offers and sales from time to time by Merrill Lynch International, as described under “Plan of Distribution,” of shares of our Common Stock in connection with the early unwind of the Bond Hedge and Warrant Transactions that the selling stockholder had entered into with us in December 2004. All of the shares being offered and sold hereby were or would be acquired by Merrill Lynch International in the secondary market to hedge its exposure to the Bond Hedge and Warrant Transactions. None of these shares were or would be acquired from us, and these proposed offers and sales will not increase the number of shares of our Common Stock outstanding. We agreed to register these shares of our Common Stock under a registration rights agreement.

In connection with the early unwind of the Bond Hedge and Warrant Transactions, Merrill Lynch International has agreed to pay to us an amount in cash generally based on the sale price of our shares on the days on which it sells the shares.

Our Common Stock trades on the NASDAQ Stock Market LLC, which we refer to as NASDAQ, under the trading symbol “LVLT.” On September 22, 2008, the closing price of our Common Stock on NASDAQ was $3.04 per share.

This prospectus relates to 23,000,000 shares of our Common Stock and such indeterminate number of shares, as specified in one or more supplements to this prospectus, that Merrill Lynch International may acquire in the secondary market from time to time in connection with the Bond Hedge and Warrant Transactions, as described herein under the heading “Summary of the Underlying Transaction” on page 1.

The selling stockholder may sell the shares at various times and in various types of transactions. See “Plan of Distribution.” The prices at which the shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the Securities and Exchange Commission, which we refer to as the SEC, may, under certain circumstances, consider persons reselling any shares of our Common Stock and dealers or brokers handling a resale of shares of our Common Stock to be “underwriters” within the meaning of the Securities Act.

All costs, expenses and fees in connection with the registration of the Common Stock will be paid by us, except that the selling stockholder will pay its own discounts and selling commissions, if any, the expenses of its counsel and other minor expenses. See “Plan of Distribution” on page 17.

Investing in the Common Stock involves a high degree of risk.  See “Risk Factors” on page 2 for a discussion of certain matters that you should consider before buying shares of the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2008

Unless otherwise indicated, all references to the “Company”, “we”, “us”, “our”, or “Level 3” refer to Level 3 Communications, Inc. and its subsidiaries.

See “Risk Factors” for factors that you should consider before investing in shares of our Common Stock and “Information Regarding Forward Looking Statements” for information relating to statements contained in this prospectus that are not historical facts.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at NASDAQ Operations in Washington, D.C.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until all of the shares to which this prospectus relates are sold:

•                  Annual report on Form 10-K for the fiscal year ended December 31, 2007;

•                  Quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•                  Current reports on Form 8-K filed March 11, 2008, March 19, 2008, March 26, 2008, May 23, 2008 and June 6, 2008 (however, we do not incorporate by reference the information under Item 7.01, Regulation FD Disclosure);

•                  Proxy Statement filed on April 4, 2008, for the 2008 Annual Meeting of Stockholders; and

•                  Registration statements on Forms 8-A/A filed March 31, 1998 and June 10, 1998.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Vice President, Investor Relations

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, CO 80021

720-888-1000

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

i

SUMMARY OF THE UNDERLYING TRANSACTIONS

The shares to which this prospectus relates were or would be acquired in the secondary market by Merrill Lynch International, the selling stockholder described herein, as a hedge to its obligations under the bond hedge and warrant transactions contemplated by the Confirmation of OTC Convertible Note Hedge and the Confirmation of OTC Warrant, each dated December 2, 2004, which we refer to as the Bond Hedge and Warrant Transactions, that Merrill Lynch International had originally entered into with Level 3 in connection with Level 3’s issuance on November 17, 2004, of its 5.25% Convertible Senior Notes due 2011, or the 5.25% Convertible Notes.  The 5.25% Convertible Notes are convertible into shares of our Common Stock at any time. The Bond Hedge and Warrant Transactions, which were designed to enable Level 3 to limit dilution from the conversion of the 5.25% Convertible Notes, are being unwound by the mutual agreement of the parties. Pursuant to that agreement, Merrill Lynch International agreed to pay to Level 3 an amount in cash generally based on the sale price of our shares on the days on which Merrill Lynch International sells the shares to unwind the Bond Hedge and Warrant Transactions.

Merrill Lynch International currently holds 23,000,000 shares of Common Stock as a hedge to the Bond Hedge and Warrant Transactions and may sell pursuant to this prospectus, some or all of these shares from time to time in connection with the unwinding of those transactions, as well as some or all of any additional shares in one or more supplements to this prospectus that Merrill Lynch International may acquire in the secondary market from time to time as a hedge to the Bond Hedge and Warrant Transactions. On September 23, 2008, Level 3 entered into a registration rights agreement with Merrill Lynch International pursuant to which Level 3 agreed to register sales of all of such shares, and this prospectus relates to such sales to facilitate the unwind of the Bond Hedge and Warrant Transactions.

Under the registration rights agreement with Merrill Lynch International, we have agreed to indemnify Merrill Lynch International and certain of its affiliates and others against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments such persons may be required to make in respect of those liabilities.

RISK FACTORS

Before you invest in our Common Stock, you should carefully consider the following risks. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

This prospectus and the information included or incorporated by reference also contain forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the information included or incorporated by reference.

Risks Related to Level 3’s Business

Communications Group

Level 3’s financial condition and growth depends upon the successful integration of its acquired businesses. Level 3 may not be able to efficiently and effectively integrate acquired operations, and thus may not fully realize the anticipated benefits from such acquisitions.

Achieving the anticipated benefits of the acquisitions that Level 3 has completed starting in December 2005 will depend in part upon whether Level 3 can integrate its businesses in an efficient and effective manner.

Since December 2005, Level 3 has acquired, in chronological order, WilTel Communications Group, LLC, Progress Telecom, LLC, ICG Communications, Inc., TelCove, Inc., Looking Glass Networks Holding Co., Inc., Broadwing Corporation, the CDN services business of SAVVIS, and Servecast Limited. In the future Level 3 may acquire additional businesses in accordance with its business strategy. The integration of Level 3’s acquired businesses and any future businesses that Level 3 may acquire involves a number of risks, including, but not limited to:

•                  demands on management related to the significant increase in size after the acquisition;

•                  the disruption of ongoing business and the diversion of management’s attention from the management of daily operations to the integration of operations;

•                  failure to fully achieve expected synergies and costs savings;

•                  unanticipated impediments in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, controls, including internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, procedures and policies;

•                  loss of customers or the failure of customers to order incremental services that Level 3 expects them to order;

•                  failure to provision services that are ordered by customers during the integration period;

•                  higher integration costs than anticipated; and

•                  difficulties in the assimilation and retention of highly qualified, experienced employees, many of whom are geographically dispersed.

Successful integration of these acquired businesses or operations will depend on Level 3’s ability to manage these operations, realize opportunities for revenue growth presented by strengthened service offerings and expanded geographic market coverage, obtain better terms from Level 3’s vendors due to increased buying power, and eliminate redundant and excess costs to fully realize the expected synergies. Because of difficulties in combining geographically distant operations and systems which may not be fully compatible, Level 3 may not be able to achieve the financial strength and growth Level 3 anticipates from the acquisitions.

Level 3 cannot be certain that it will realize its anticipated benefits from its acquisitions, or that Level 3 will be able to efficiently and effectively integrate the acquired operations as planned. If Level 3 fails to integrate the acquired businesses and operations efficiently and effectively or fails to realize the benefits it anticipates, Level 3 would be likely to experience material adverse effects on its business, financial condition, results of operations and future prospects.

Level 3 needs to continue to increase the volume of traffic on its network to become profitable.

Level 3 must continue to increase the volume of data, voice and content transmissions on its communications network at acceptable prices in order to realize its targets for anticipated revenue growth, cash flow, operating efficiencies and the cost benefits of its network. If Level 3 does not maintain or improve its current relationships with existing customers and develop new large volume and enterprise customers, Level 3 may not be able to substantially increase traffic on its network, which would adversely affect Level 3’s ability to become profitable.

Intellectual property and proprietary rights of others could prevent Level 3 from using necessary technology to provide its services or subject Level 3 to expensive intellectual property litigation.

If technology that is necessary for Level 3 to provide its services was determined by a court to infringe a patent held by another entity that is unwilling to grant Level 3 a license on terms acceptable to Level 3, Level 3 could be precluded by a court order from using that technology and would likely be required to pay a significant monetary damages award to the patent-holder. The successful enforcement of these patents, or Level 3’s inability to negotiate a license for these patents on acceptable terms, could force Level 3 to cease using the relevant technology and offering services incorporating the technology. In the event that a claim of infringement was brought against Level 3 based on the use of its technology or against its customers based on their use of Level 3’s services for which Level 3 is obligated to indemnify, Level 3 could be subject to litigation to determine whether such use or sale is, in fact, infringing. This litigation could be expensive and distracting, regardless of the outcome of the suit.

While Level 3’s own extensive patent portfolio may deter other operating companies from bringing such actions, patent infringement claims are increasingly being asserted by patent holding companies, which do not use technology and whose sole business is to enforce patents against operators, such as Level 3, for monetary gain. Because such patent holding companies, commonly referred to as patent “trolls,” do not provide services or use technology, the assertion of Level 3’s own patents by way of counter-claim would be largely ineffective. Level 3 has already been the subject of time-consuming and expensive patent litigation brought by certain patent holding companies and Level 3 can reasonably expect that it will face further claims in the future, particularly if legislation now pending in Congress is not enacted in a way that will decrease the number and frequency of claims by patent trolls.

Level 3’s business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services.

Level 3’s business depends on its ability to continue to develop effective business support systems. In certain cases, the development of these business support systems is required to realize Level 3’s anticipated benefits from its acquisitions. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

•                  accepting and inputting customer orders for services;

•                  provisioning, installing and delivering these services; and

•                  billing for these services.

Because Level 3’s business provides for continued rapid growth in the number of customers that it serves and the volume of services offered and requires the integration of acquired companies’ business support systems, there is a need to continue to develop Level 3’s business support systems on a schedule sufficient to meet proposed milestone dates. The failure to continue to develop effective unified business support systems could materially adversely affect Level 3’s ability to implement its business plans, realize anticipated benefits from its acquisitions and meet its financial goals and objectives.

Level 3’s revenue is concentrated in a limited number of customers.

A significant portion of Level 3’s communications revenue is concentrated among a limited number of customers. For the year ended December 31, 2007, Level 3’s top ten customers represented approximately 34% of its consolidated total revenue. Revenue from Level 3’s largest customer, AT&T Inc. and its subsidiaries, including SBC Communications, BellSouth and AT&T Mobility (assuming those subsidiaries were wholly owned by AT&T for all of 2007), represented approximately 15% of Level 3’s consolidated total revenue for 2007. The next largest customer accounted for approximately 5% of Level 3’s consolidated total revenue and most of the remaining top ten customers each account for 3% or less of Level 3’s consolidated total revenue. If Level 3 lost one or more of its top five customers, or if one or more of these major customers significantly decreased orders for its services, Level 3’s business would be materially and adversely affected.

In connection with the acquisition of WilTel in December 2005, Level 3 acquired a large customer contract between WilTel and SBC Communications, now known as AT&T. Level 3 expects that the revenue generated under this contract will continue to decline over time as SBC Communications migrates its traffic from Level 3’s network to the merged SBC and AT&T Communications network that SBC Communications acquired when it purchased the former AT&T.

Level 3 may lose customers if it experiences system failures that significantly disrupt the availability and quality of the services that Level 3 provides.

Level 3’s operations depend on its ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in Level 3’s services and cause Level 3 to lose customers or make it more difficult to attract new ones. In addition, because many of Level 3’s services are critical to the businesses of many of its customers, any significant interruption in service could result in lost profits or other losses to customers. Although Level 3 limits its liability for service failures in its service agreements to limited service credits, generally in the form of free service for a short period of time, a court might not enforce these limitations on liability, which could expose Level 3 to financial loss. In addition, Level 3 often provides its customers with committed service levels. If Level 3 is unable to meet these service level commitments as a result of service interruptions, Level 3 may be obligated to provide service credits to its customers, which could negatively affect Level 3’s operating results.

The failure of any equipment or facility on Level 3’s network, including Level 3’s network operations control centers and network data storage locations, could result in the interruption of customer service until necessary repairs are effected or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches, computer viruses, or other causes. These failures, faults or errors could cause delays, service interruptions, expose Level 3 to customer liability, or require expensive modifications that could significantly hurt Level 3’s business.

There is no guarantee that Level 3 will be successful in increasing sales of its content distribution service offering.

As Level 3 believes that one of the largest sources of future incremental demand for its communications services will be derived from customers that are seeking to distribute their feature rich content, applications or video over the Internet, Level 3 purchased the content distribution network or CDN assets of SAVVIS, Inc. in January 2007 and Level 3 purchased Servecast Limited in July 2007. Although Level 3 has sold high speed Internet access, transport and colocation services since the late 1990’s, Level 3 has only been selling its CDN services since January 2007. As a result, there are many difficulties that Level 3 may encounter, including customer acceptance, intellectual property matters, technological issues, developmental constraints and other problems that Level 3 may not anticipate. There is no guarantee that Level 3 will be successful in generating significant revenues from its CDN service offering.

Failure to develop and introduce new services could affect Level 3’s ability to compete in the industry.

Level 3 continuously develops, tests and introduces new communications services that are delivered over Level 3’s communications network. These new services are intended to allow Level 3 to address new segments of the communications marketplace and to compete for additional customers. In certain instances, the introduction of new services requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services, the success of these upgrades may be dependent on reaching mutually-acceptable terms with vendors and on vendors meeting their obligations in a timely manner. In addition, new service offerings may not be widely accepted by Level 3’s customers. If Level 3’s new service offerings are not widely accepted by its customers, Level 3 may terminate those service offerings and Level 3 may be required to impair any assets or technology used to develop or offer those services. If Level 3 is unable to successfully complete the development and introduction of new services in a timely manner, Level 3’s business could be materially adversely affected.

Rapid technological changes can lead to further competition.

The communications industry is subject to rapid and significant changes in technology. In addition, the introduction of new services or technologies, as well as the further development of existing services and technologies may reduce the cost or increase the supply of certain services similar to those that Level 3 provides. As a result, Level 3’s most significant competitors in the future may be new entrants to the communications industry. These new entrants may not be burdened by an installed base of outdated equipment or obsolete technology. Level 3’s future success depends, in part, on its ability to anticipate and adapt in a timely manner to technological changes. Failure to do so could have a material adverse effect on Level 3’s business.

During Level 3’s communications business operating history it has generated substantial losses, and Level 3 expects to continue to generate losses.

The development of Level 3’s communications business required, and may continue to require, significant expenditures. These expenditures could result in negative cash flow from operating activities and substantial net losses for the near future. For the fiscal years ended December 31, 2007 and December 31, 2006, Level 3 incurred losses from continuing operations of approximately $1.114 billion and $790 million, respectively and $214 million for the six months ended June 30, 2008. Level 3 expects to continue to experience losses, and Level 3 may not be able to achieve or sustain operating profitability in the future. Continued operating losses could limit Level 3’s ability to obtain the cash needed to expand Level 3’s network, make interest and principal payments on Level 3’s debt, or fund other business needs.

Level 3 will need to continue to expand and adapt its network in order to remain competitive, which may require significant additional funding. Additional expansion and adaptations of Level 3’s communications network’s electronic and software components will be necessary in order to respond to:

•                  growing number of customers;

•                  the development and launching of new services;

•                  increased demands by customers to transmit larger amounts of data;

•                  changes in customers’ service requirements;

•                  technological advances by competitors; and

•                  governmental regulations.

Future expansion or adaptation of Level 3’s network will require substantial additional financial, operational and managerial resources, which may not be available at the time. If Level 3 is unable to expand or adapt its network to respond to these developments on a timely basis and at a commercially reasonable cost, Level 3’s business will be materially adversely affected.

The market prices for certain of Level 3’s communications services have decreased in the past and may decrease in the future, resulting in lower revenue than Level 3 anticipates.

Over the past few years, the market prices for certain of Level 3’s communications services have decreased. These decreases resulted from downward market pressure and other factors including:

•                  technological changes and network expansions which have resulted in increased transmission capacity available for sale by Level 3 and by Level 3’s competitors;

•                  some of Level 3’s customer agreements contain volume-based pricing or other contractually agreed-upon decreases in prices during the term of the respective agreements; and

•                  some of Level 3’s competitors have been willing to accept smaller operating margins in the short term in an attempt to increase long-term revenues.

In order to retain customers and revenue, Level 3 often must reduce prices in response to market conditions and trends. As Level 3’s prices for some of its communications services decrease, Level 3’s operating results may suffer unless it is unable to either reduce its operating expenses or increase traffic volume from which Level 3 can derive additional revenue.

                Level 3 expects revenue from its managed modem services to continue to decline, primarily due to:

•                  an increase in the number of subscribers migrating to broadband services;

•                  continued pricing pressures; and

•                  declining customer obligations under existing contractual arrangements.

Level 3 may be liable for the information that content owners or distributers distribute over Level 3’s network.

The law relating to the liability of private network operators for information carried on or disseminated through their networks is still unsettled. Level 3 may become subject to legal claims relating to the content disseminated on Level 3’s network, even though such content is owned or distributed by Level 3’s customers or a customer of Level 3’s customers. For example, lawsuits may be brought against Level 3 claiming that material distributed using Level 3’s network was inaccurate, offensive, or violated the law or the rights of others. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. In addition, the law remains unclear over whether content may be distributed from one jurisdiction, where the content is legal, into another jurisdiction, where it is not. Companies operating private networks have been sued in the past, sometimes successfully, based on the nature of material distributed, even if the content is not owned by the network operator and the network operator has no knowledge of the content or its legality. It is not practical for Level 3 to monitor all of the content which is distributed using Level 3’s network. If Level 3 needs to take costly measures to reduce Level 3’s exposure to these risks, or is required to defend itself against such claims, Level 3’s financial results could be negatively affected.

The need to obtain additional capacity for Level 3’s network from other providers increases Level 3’s costs.

Level 3 uses network resources owned by other companies for portions of Level 3’s network both in North America and in Europe. Level 3 obtains the right to use such network portions, including both telecommunications capacity and rights to use dark fiber, through operating leases and IRU agreements. In several of those agreements, the counter party is responsible for network maintenance and repair. If a counter party to a lease or IRU suffers financial distress or bankruptcy, Level 3 may not be able to enforce its rights to use these network assets or, even if Level 3 could continue to use these network assets, Level 3 could incur material expenses related to maintenance and repair. Level 3 could also incur material expenses if it were required to locate alternative network assets. Level 3 may not be successful in obtaining reasonable alternative network assets if needed. Failure to obtain usage of alternative network assets, if necessary, could have a material adverse effect on Level 3’s ability to carry on business operations. In addition, some of Level 3’s agreements with other providers require the payment of amounts for services whether or not those services are used.

In the normal course of business, Level 3 needs to enter into interconnection agreements with many domestic and foreign local telephone companies, but Level 3 is not always able to do so on favorable terms. Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers, could indirectly, but significantly, affect Level 3’s competitive position. These changes could increase or decrease the costs of providing Level 3’s services.

Level 3 may be unable to hire and retain sufficient qualified personnel; the loss of any of its key executive officers could adversely affect its business.

Level 3 believes that its future success will depend in large part on its ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. Level 3 has experienced significant competition in attracting and retaining personnel who possess the skills that Level 3 is seeking. As a result of this significant competition, Level 3 may experience a shortage of qualified personnel.

Level 3’s businesses are managed by a small number of key executive officers, including James Q. Crowe, Chief Executive Officer. The loss of any of these key executive officers could have a material adverse effect on Level 3’s business.

Level 3 must obtain and maintain permits and rights-of-way to operate its network.

If Level 3 is unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights-of-way needed to expand and operate its network, Level 3’s business could be materially adversely affected. In addition, the cancellation or non-renewal of the franchises, permits or rights-of-way that are obtained could materially adversely affect Level 3’s business. Level 3’s communications operating subsidiaries are defendants in several lawsuits that, among other things, challenge the subsidiaries’ use of rights-of-way. The plaintiffs have sought to have these lawsuits certified as class actions. It is possible that additional suits challenging use of Level 3’s rights-of-way will be filed and that those plaintiffs also may seek class certification. The outcome of such litigation may increase Level 3’s costs and adversely affect its operating results.

Termination of relationships with key suppliers could cause delay and additional costs.

Level 3’s business is dependent on third-party suppliers for fiber, computers, software, optronics, transmission electronics and related components that are integrated into Level 3’s network, some of which are critical to the operation of its business. If any of these critical relationships is terminated or a supplier fails to provide critical services or equipment and Level 3 is unable to reach suitable alternative arrangements quickly, Level 3 may experience significant additional costs or it may not be able to provide certain services to customers. If that happens, Level 3’s business could be materially adversely affected.

AT&T and Verizon may not provide Level 3 local access services at prices which allow Level 3 to effectively compete.

Level 3 acquires a significant portion of its local access services, the connection between its owned network and the customer premises, from incumbent local exchange carriers or ILECs. With the recent acquisitions by AT&T and Verizon, the ILECs now compete directly with Level 3’s business and may have a tendency to favor themselves and their affiliates to Level 3’s detriment. Network access represents a very large portion of Level 3’s total costs and if it faces less favorable pricing and provisioning, Level 3 may be at a competitive disadvantage to the ILECs.

The success of Level 3’s subscriber based VoIP services is dependent on the growth and public acceptance of VoIP telephony in general.

The success of Level 3’s subscriber based VoIP services is dependent upon future demand for VoIP telephony services in general in the marketplace. In order for the IP telephony market to continue to grow, several things may need to occur, including the following:

•                  Telephone and cable service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers.

•                  VoIP networks must continue to improve quality of service for real-time communications, managing effects such as packet jitter, packet loss and unreliable bandwidth, so that toll-quality service can be provided.

•                  VoIP telephony equipment and services must achieve a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service, including emergency calling features and capabilities.

•                  VoIP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers.

If any or all of these factors fail to occur, Level 3’s VoIP services business may not continue or grow as expected.

Level 3 is subject to significant regulation that could change in an adverse manner.

Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect Level 3’s business and Level 3’s existing and potential competitors. Delays in receiving required regulatory approvals (including approvals relating to acquisitions or financing activities), completing interconnection agreements with incumbent local exchange carriers, or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on Level 3’s business. In addition, future legislative, judicial and regulatory agency actions could have a material adverse effect on Level 3’s business.

Federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional Federal Communications Commission, or FCC, rulemaking. As a result, Level 3 cannot predict the legislation’s effect on Level 3’s future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important issues. These actions could have a material adverse effect on Level 3’s business.

The law in certain countries currently does not permit Level 3 to offer services directly in those countries.

Ownership of telecommunications facilities that originate or terminate traffic in certain countries, such as Canada and China, is currently limited to nationals of those countries. This restriction hinders Level 3’s entry into those markets.

Potential regulation of Internet service providers in the United States could adversely affect Level 3’s operations.

The FCC has, to date, treated Internet service providers as enhanced service providers. In addition, Congress has, to date, not sought to heavily regulate the provision of IP-based services. Both Congress and the FCC are considering proposals that involve greater regulation of IP-based service providers. Depending on the content and scope of any regulations, the imposition of such regulations could have a material adverse effect on Level 3’s business and the profitability of its services.

The communications industry is highly competitive with participants that have greater resources and a greater number of existing customers.

The communications industry is highly competitive. Many of Level 3’s existing and potential competitors have financial, personnel, marketing and other resources significantly greater than those of Level 3. Many of these competitors have the added competitive advantage of a larger existing customer base. In addition, significant new competition could arise as a result of:

•                  the consolidation in the industry, led by AT&T and Verizon;

•                  allowing foreign carriers to more extensively compete in the U.S. market;

•                  further technological advances; and

•                  further deregulation and other regulatory initiatives.

If Level 3 is unable to compete successfully, its business could be significantly affected.

Level 3 may be unable to successfully identify, manage and assimilate future acquisitions, investments and strategic alliances, which could adversely affect Level 3’s results of operations.

Level 3 continually evaluates potential investments and strategic opportunities to expand its network, enhance connectivity and add traffic to its network. In the future, Level 3 may seek additional investments, strategic alliances or similar arrangements, which may expose it to risks such as:

•                  the difficulty of identifying appropriate investments, strategic allies or opportunities on terms acceptable to Level 3;

•                  the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

•                  potential regulatory issues applicable to the telecommunications business;

•                  the loss or reduction in value of the capital investment;

•                  Level 3’s inability to capitalize on the opportunities presented by these arrangements; and

•                  the possibility of insolvency of a strategic ally.

There can be no assurance that Level 3 would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

Other Operations

Environmental liabilities from Level 3’s historical operations could be material.

There could be environmental liabilities arising from historical operations of Level 3’s predecessors, for which Level 3 may be liable. Level 3’s operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. Level 3 has made and will continue to make significant expenditures relating to Level 3’s environmental compliance obligations. Despite Level 3’s best efforts, it may not at all times be in compliance with all of these requirements.

In connection with certain historical operations, Level 3 has responded to or been notified of potential environmental liability at approximately 148 properties as of February 15, 2008. Level 3 is engaged in addressing or has liquidated environmental liabilities at 70 of those properties. Of these: (a) Level 3 has formal commitments or other potential future costs at 14 sites; (b) there are 10 sites with minimal future costs; (c) there are 11 sites with unknown future costs and (d) there are 35 sites with no likely future costs. The remaining 78 properties have been dormant for several years. Level 3 could be held liable, jointly or severally, and without regard to fault, for such investigation and remediation. The discovery of additional environmental liabilities related to historical operations or changes in existing environmental requirements could have a material adverse effect on Level 3’s business.

Potential liabilities and claims arising from coal operations could be significant.

Level 3’s coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements. These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. Despite Level 3’s best efforts, it may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require Level 3 to incur material costs or suspend production. Mine reclamation costs that exceed reserves for these matters also could require Level 3 to incur material costs.

General

If Level 3 is unable to comply with the restrictions and covenants in its debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed.

If Level 3 were unable to comply with the restrictions and covenants in any of its debt agreements, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that Level 3 would be able to make necessary payments to the lenders and noteholders or that Level 3 would be able to find alternative financing. Even if Level 3 were able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

Level 3 has substantial debt, which may hinder its growth and put Level 3 at a competitive disadvantage.

                                                Level 3’s substantial debt may have important consequences, including the following:

•                  the ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditures could be impaired or financing may not be available on acceptable terms;

•                  a substantial portion of Level 3’s cash flows will be used to make principal and interest payments on outstanding debt, reducing the funds that would otherwise be available for operations and future business opportunities;

•                  a substantial decrease in cash flows from operating activities or an increase in expenses could make it difficult to meet debt service requirements and force modifications to operations;

•                  Level 3 has more debt than certain of its competitors, which may place Level 3 at a competitive disadvantage; and

•                  substantial debt may make Level 3 more vulnerable to a downturn in business or the economy generally.

Level 3 has substantial deficiencies of earnings to cover fixed charges of approximately $185 million for the six months ended June 30, 2008. Level 3 had deficiencies of earnings to cover fixed charges of $1.068 billion for the fiscal year ended December 31, 2007, $720 million for the fiscal year ended December 31, 2006, $634 million for the fiscal year ended December 31, 2005, $409 million for the fiscal year ended December 31, 2004, and $681 million for the fiscal year 2003.

Level 3 may not be able to repay its existing debt; failure to do so or refinance the debt could prevent Level 3 from implementing its strategy and realizing anticipated profits.

If Level 3 were unable to refinance its debt or to raise additional capital on acceptable terms, Level 3’s ability to operate its business would be impaired. As of June 30, 2008, Level 3 had an aggregate of approximately $6.8 billion of long-term debt on a consolidated basis and including current maturities, and approximately $968 million of stockholders’ equity.

Level 3’s ability to make interest and principal payments on its debt and borrow additional funds on favorable terms depends on the future performance of the business. If Level 3 does not have enough cash flow in the future to make interest or principal payments on its debt, Level 3 may be required to refinance all or a part of its debt or to raise additional capital. Level 3 cannot be sure that it will be able to refinance its debt or raise additional capital on acceptable terms.

Recent disruptions in the financial markets could affect our ability to obtain debt or equity financing or to refinance our existing indebtedness on reasonable terms (or at all), and have other adverse effects on us.

Widely-documented commercial credit market disruptions have resulted in a tightening of credit markets worldwide.  Liquidity in the global credit market has been severely contracted by these market disruptions, making it costly to obtain new lines of credit or to refinance existing debt, when debt financing is available at all.  The effects of these disruptions are widespread and difficult to quantify, and it is impossible to predict when the global credit market will improve or when the credit contraction will stop.  As a result of the ongoing credit market turmoil, we may not be able to obtain debt or equity financing or to refinance our existing indebtedness on favorable terms (or at all), which could affect our strategic operations and our financial performance.

Restrictions and covenants in Level 3’s debt agreements limit its ability to conduct its business and could prevent Level 3 from obtaining needed funds in the future.

Level 3’s debt and financing arrangements contain a number of significant limitations that restrict its ability to, among other things:

•                  borrow additional money or issue guarantees;

•                  pay dividends or other distributions to stockholders;

•                  make investments;

•                  create liens on assets;

•                  sell assets;

•                  enter into sale-leaseback transactions;

•                  enter into transactions with affiliates; and

•                  engage in mergers or consolidations.

If certain transactions occur with respect to Level 3’s capital stock, Level 3 may be unable to fully utilize its net operating loss carryforwards to reduce its income taxes.

As of December 31, 2007, Level 3 had net operating loss carry forwards of approximately $9.5 billion for federal income tax purposes, including $953 million of net operating loss carry forwards from acquired companies after limitations that existed at the date of acquisition or that resulted from the acquisitions or both. If certain transactions occur with respect to Level 3’s capital stock that result in a cumulative ownership change of more than 50 percentage points by 5-percent stockholders over a three-year period as determined under rules prescribed by the U.S. Internal Revenue Code and applicable regulations, annual limitations would be imposed with respect to Level 3’s ability to utilize its net operating loss carry forwards and certain current deductions against any taxable income it achieves in future periods.

Level 3 has entered into transactions over the last three years resulting in significant cumulative changes in the ownership of Level 3’s capital stock. Additional transactions that Level 3 enters into, as well as transactions by existing 5% stockholders and transactions by holders that become new 5% stockholders that Level 3 does not participate in, could cause Level 3 to incur a 50 percentage point ownership change by 5% stockholders and, if Level 3 triggers the above-noted Internal Revenue Code imposed limitations, such transactions would prevent Level 3 from fully utilizing net operating loss carry forwards and certain current deductions to reduce income taxes.

Increased scrutiny of financial disclosure, particularly in the telecommunications industry in which Level 3 operate, could adversely affect investor confidence, and any restatement of earnings could increase litigation risks and limit Level 3’s ability to access the capital markets.

Congress, the Securities and Exchange Commission, or SEC, other regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. Although all businesses face uncertainty with respect to how the U.S. financial disclosure regime may be affected by this process, particular attention has been focused recently on the telecommunications industry and companies’ interpretations of generally accepted accounting principles.

If Level 3 were required to restate its financial statements as a result of a determination that Level 3 had incorrectly applied generally accepted accounting principles, that restatement could adversely affect Level 3’s ability to access the capital markets or the trading price of its securities. The recent scrutiny regarding financial reporting has also resulted in an increase in litigation in the telecommunications industry. There can be no assurance that any such litigation against Level 3 would not materially adversely affect its business or the trading price of its securities.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and Level 3’s business.

Since the September 11, 2001 terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect on the financial markets of these events, as well as concerns about future terrorist attacks, is not yet known. They could, however, adversely affect Level 3’s ability to obtain financing on terms acceptable to it, or at all.

There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly affect Level 3’s physical facilities or those of its customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. Any of these occurrences could materially adversely affect Level 3’s business.

Level 3’s international operations and investments expose it to risks that could materially adversely affect the business.

Level 3 has operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose Level 3 to risks inherent in international operations. These include:

•                  general economic, social and political conditions;

•                  the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•                  tax rates in some foreign countries may exceed those in the U.S.;

•                  foreign currency exchange rates may fluctuate, which could adversely affect Level 3’s results of operations and the value of its international assets and investments;

•                  foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•                  difficulties and costs of compliance with foreign laws and regulations that impose restrictions on Level 3’s investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

•                  difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

•                  changes in U.S. laws and regulations relating to foreign trade and investment.

Risks Related to an Investment in our Common Stock

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our Common Stock at prices or for consideration that is greater than or less than the price at which shares of our Common Stock are being sold in this offering.  To the extent we issue additional equity securities, the percentage ownership of our existing stockholders would be reduced.

If a large number of shares of our Common Stock is sold in the public market, the sales could reduce the trading price of our Common Stock and impede our ability to raise future capital.

We cannot predict what effect, if any, future issuances by us of our Common Stock will have on the market price of our Common Stock. In addition, shares of our Common Stock that we issue in connection with an acquisition may not be subject to resale restrictions. The market price of our Common Stock could drop significantly if certain large holders of our Common Stock, or recipients of our Common Stock in connection with an acquisition, sell all or a significant portion of their shares of Common Stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could impair our ability to raise capital through the sale of additional Common Stock in the capital markets.

Anti-takeover provisions in our charter and by-laws could limit the share price and delay a change of management.

Our restated certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring us without the approval of our incumbent board of directors. These provisions, among other things:

• prohibit stockholder action by written consent in place of a meeting;

• limit the right of stockholders to call special meetings of stockholders;

• limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

• authorize our board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

In addition, the terms of most of our long term debt require that upon a “change of control,” as defined in the agreements that contain the terms and conditions of the long term debt, we make an offer to purchase the outstanding long term debt at either 100% or 101% of the aggregate principal amount of that long term debt.

These provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock and significantly impede the ability of the holders of our Common Stock to change management. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our Common Stock.

The market price of our Common Stock has been subject to volatility and, in the future, the market price of our Common Stock may fluctuate substantially due to a variety of factors.

The market price of our Common Stock has been subject to volatility and, in the future, the market price of our Common Stock may fluctuate substantially due to a variety of factors, including:

•	the depth and liquidity of the trading market for our Common Stock;

•	quarterly variations in actual or anticipated operating results;

•	changes in estimated earnings by securities analysts;

•	market conditions in the communications and information services industries;

•	announcement and performance by competitors;

•	regulatory actions; and

•	general economic conditions.

In addition, in recent months the stock market generally has experienced significant price and volume fluctuations. Those market fluctuations could have a material adverse effect on the market price or liquidity of our Common Stock.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, and information that is based on the beliefs of our management as well as assumptions made by and information currently available to us.  When we use the words “anticipate”, “believe”, “plan”, “estimate” and  “expect” and similar expressions in this prospectus, as they relate to us or our management, we are intending to identify forward-looking statements.  These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially depending on a variety of factors discussed in our filings with the SEC and under “Risk Factors.”  These forward-looking statements include, among others, statements concerning:

•                  our communications business, its advantages and our strategy for continuing to pursue our business;

•                  anticipated development and launch of new services in our business;

•                  anticipated dates on which we will begin providing certain services or reach specific milestones in the development and implementation of our business strategy;

•                  growth of the communications industry;

•                  expectations as to our future revenue, margins, expenses, cash flows and capital requirements; and

•                  other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements.  The most important factors that could prevent us from achieving our stated goals include, but are not limited to, our failure to:

•                  integrate strategic acquisitions;

•                  increase the volume of traffic on our network;

•                  defend our intellectual property and proprietary rights;

•                  successfully complete commercial testing of new technology and information systems to support new services;

•                  develop new services that meet customer demands and generate acceptable margins;

•                  attract and retain qualified management and other personnel; and

•                  meet all of the terms and conditions of our debt obligations.

Except as required by applicable law and regulations, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Further disclosures that we make on related subjects in our additional filings with the SEC should be consulted.

THE COMPANY

Level 3 Communications, Inc., through its operating subsidiaries, engages primarily in the communications business.

Level 3 is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created, generally by constructing its own assets, but also through a combination of purchasing and leasing other companies and facilities, its communications network. Level 3’s network is an advanced, international, facilities based communications network. Level 3 designed its network to provide communications services, which employ and take advantage of rapidly improving underlying optical, Internet Protocol, computing and storage technologies.

* * *

Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000. Our website is located at www.level3.com. The information on our website is not part of this prospectus.

USE OF PROCEEDS

We will not receive any of the direct proceeds from the sale of the shares of Common Stock by the selling stockholder.  In connection with the early unwind of the Bond Hedge and Warrant Transactions, Merrill Lynch International has agreed to pay to us an amount in cash generally based on the sale price of our shares on the days on which it sells the shares.

SELLING STOCKHOLDER

The following table lists certain information concerning the selling stockholder, including the number of shares of Common Stock beneficially owned as of the date hereof and the number of shares of Common Stock that the selling stockholder may sell under this prospectus.

Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Shares Being Offered(2)	Shares Beneficially Owned After Offering(2)

Merrill Lynch International	30,473,964	23,000,000	7,473,964

(1) These shares may include shares owned by affiliates of Merrill Lynch International. The selling stockholder beneficially owns 1.95% of the total number of shares of our Common Stock outstanding as of September 19, 2008.

(2) Assumes that all of the initial 23,000,000 shares of Common Stock that may be offered under this prospectus are being offered and sold, and that the selling stockholder will not acquire additional shares of Common Stock as a hedge to the Bond Hedge and Warrant Transactions before the completion of this offering.

The shares to which this prospectus relates were or would be acquired by Merrill Lynch International in the secondary market as a hedge to its obligations under the Bond Hedge and Warrant Transactions. This prospectus relates to 23,000,000 shares of our Common Stock and such indeterminate number of shares, as specified in one or more supplements to this prospectus, that Merrill Lynch International may acquire in the secondary market from time to time to hedge the Bond Hedge and Warrant Transactions.  In connection with the early unwind of the Bond Hedge and Warrant Transactions, Merrill Lynch International agreed to pay to Level 3 an amount in cash generally based on the sale price of our shares on the days on which Merrill Lynch International sells the shares to unwind the Bond Hedge and Warrant Transactions. On September 23, 2008, Level 3 entered into a registration rights agreement with Merrill Lynch International pursuant to which Level 3 agreed to register sales of all of such shares.  This prospectus represents the satisfaction of that obligation under the registration rights agreement.

We cannot advise you as to whether the selling stockholder will in fact sell any or all of the shares of Common Stock covered by this prospectus. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act.

We are required by the registration rights agreement to file any amendments and supplements to this prospectus and the registration statement of which this prospectus is a part as may be necessary to keep the registration statement effective for 90 calendar days, as set forth in the registration rights agreement, or until the completion of the offers and sales of the shares that are required to be registered and to comply with the relevant provisions of the Securities Act in accordance with the selling stockholder’s intended method of distribution.

The selling stockholder and/or its affiliates provide or from time to time have provided or in the future may provide certain investment banking and other services to us and/or our affiliates and subsidiaries, for which they receive or have received customary fees and commissions or for which we expect them to receive customary fees and commissions.  In addition, affiliates of the selling stockholder from time to time have acted or in the future may act as agents and lenders to us and/or our affiliates and subsidiaries under our credit and other financing instruments, for which services they have received or expect to receive customary compensation.

Other than the relationships discussed above, we are not aware of any position, office, or any other material relationship of  the selling stockholder named above with the registrant or any of its predecessors or affiliates within the past three years.

DESCRIPTION OF CAPITAL STOCK

We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. You should read our restated certificate of incorporation and our by-laws for additional information before you purchase any of our capital stock. Our restated certificate of incorporation and our by-laws have been filed in their entirety with the SEC. See “Where You Can Find More Information.”

Our authorized capital stock consists of:

•                 2,250,000,000 shares of Common Stock, par value $.01 per share; and

•                 10,000,000 shares of preferred stock, par value $.01 per share.

As of September 19, 2008, there were 1,560,852,673 shares of Common Stock and no shares of preferred stock outstanding.

Common Stock

Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of Common Stock are entitled to receive dividends declared by the board of directors out of funds legally available for their payment.  Upon dissolution and liquidation of Level 3’s business, holders of Common Stock are entitled to a ratable share of Level 3’s  net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to.  All outstanding shares of Common Stock are fully paid and nonassessable.

The holders of Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders.  Holders of Common Stock are not entitled to cumulative voting for the election of directors.  They are not entitled to preemptive rights.

The transfer agent and registrar for the Common Stock is Wells Fargo Bank, N.A.

Shares of our Common Stock are quoted on the Nasdaq Global Select Market of The NASDAQ Stock Market LLC under the symbol “LVLT.”

Preferred Stock

The preferred stock has priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation.  The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series.  The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.  As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-takeover Provisions

We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect.  The provisions in the restated certificate of incorporation include:

•                 a prohibition on its stockholders taking action by written consent; and

•                 the requirement that special meetings of stockholders be called only by the chairman of the board of directors, the chief executive officer, the president or a majority of the board of directors.

The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors.

PLAN OF DISTRIBUTION

We have been advised that the selling stockholder may effect sales of the shares of our Common Stock by one or a combination of several of the following methods:

•                 one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•                 ordinary brokerage transactions or transactions in which a broker solicits purchases;

•                 purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•                 the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•                 short sales or transactions to cover short sales relating to the shares;

•                 privately negotiated transactions;

•                 the writing of options, whether the options are listed on an options exchange or otherwise;

•                 distributions to creditors and equity holders of the selling stockholder; and

•                 any combination of the foregoing, or any other available means allowable under applicable law.

All costs, expenses and fees in connection with the registration of the Common Stock and certain sale expenses, each as described in the registration rights agreement, will be paid by us, except that the selling stockholder will pay its own discounts and selling commissions, if any, attributable to sales of the shares covered hereby and other minor expenses. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby.

Subject to the terms of the registration rights agreement, the selling stockholder may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares it is allowed to sell under this prospectus. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The selling stockholder may sell its shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

In connection with sales of our Common Stock covered hereby, the selling stockholder and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act. Accordingly, any profits realized by the selling stockholder and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions.

The selling stockholder may be subject to certain provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Common Stock by the selling stockholder. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

The selling stockholder and/or its affiliates provide or from time to time have provided or in the future may provide certain investment banking and other services to us and/or our affiliates and subsidiaries, for which they receive or have received customary fees and commissions or for which we expect them to receive customary fees and commissions.  In addition, affiliates of the selling stockholder from time to time have acted or in the future may act as agents and lenders to us and/or our affiliates and subsidiaries under our credit and other financing instruments, for which services they have received or expect to receive customary compensation.

LEGAL MATTERS

Thomas C. Stortz, Executive Vice President and Chief Legal Officer of Level 3 Communications, Inc., will issue an opinion for us regarding the validity of the offered shares of Common Stock.

EXPERTS

The consolidated financial statements of Level 3 Communications, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                       Other Expenses of Issuance and Distribution.

The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the Securities are as follows:

Securities Act Registration Fee	$3,772.80
“Blue Sky” Fees and Expenses”	$1,000.00
Printing and Engraving Expenses	$5,000.00
Legal Fees and Expenses	$75,000.00
Accounting Fees and Expenses	$8,000.00
Transfer Agent Fees and Expenses	$1,000.00
Miscellaneous	$6,227.20
Total	$100,000	*

*         Estimated and subject to future contingencies.

All costs, expenses and fees in connection with the registration of the Common Stock will be paid by us, except that the selling stockholder will pay its own underwriting discounts and selling commissions, if any, and fees and expenses set forth in the registration rights agreement.

ITEM 15.                       Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, Article XI of the Restated Certificate of Incorporation (the “Certificate”) of Level 3 Communications, Inc. (“Level 3”) and Level 3’s By-laws (the “By-laws”) provide that Level 3 shall indemnify each person who is or was a director, officer or employee of Level 3 (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of Level 3 as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Level 3. The Certificate further provides that a director of Level 3 shall not be personally liable to Level 3 or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Level 3 or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Level 3 shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The By-laws provide that Level 3 may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

ITEM 16.                       Exhibits.

4.2	Specimen Stock Certificate of Common Stock, par value $.01 per share (Exhibit 3 to the Registrant’s Form 8-A filed on March 31, 1998).

5	Opinion of Thomas C. Stortz

23.1	Consent of KPMG LLP

23.2	Consent of Thomas C. Stortz (included in Exhibit 5)

24	Power of Attorney (included on the signature page hereto)

ITEM 17.                       Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 23rd day of September, 2008.

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ James Q. Crowe
Name: James Q. Crowe
Title: Chief Executive Officer and President

POWER OF ATTORNEY

The undersigned officers and directors of Level 3 Communications, Inc., hereby severally constitute and appoint James Q. Crowe, Thomas C. Stortz and Neil J. Eckstein, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Name	Title	Date

/s/ Walter Scott, Jr.	Chairman of the Board	September 23, 2008
Walter Scott, Jr.

/s/ James Q. Crowe	Chief Executive Officer, President and	September 23, 2008
James Q. Crowe	Director (Principal Executive Officer)

/s/ Sunit Patel	Executive Vice President and Chief	September 23, 2008
Sunit Patel	Financial Officer (Principal
Financial Officer)

/s/ Eric J. Mortensen	Senior Vice President and Controller	September 23, 2008
Eric J. Mortensen	(Principal Accounting Officer)

/s/ Douglas C. Eby	Director	September 23, 2008
Douglas C. Eby

/s/ James O. Ellis, Jr.	Director	September 23, 2008
James O. Ellis, Jr.

/s/ Richard R. Jaros	Director	September 23, 2008
Richard R. Jaros

/s/ Robert E. Julian	Director	September 23, 2008
Robert E. Julian

/s/ Michael J. Mahoney	Director	September 23, 2008
Michael J. Mahoney

S-1

Name	Title	Date

/s/ Arun Netravali	Director	September 23, 2008
Arun Netravali

/s/ John T. Reed	Director	September 23, 2008
John T. Reed

/s/ Michael B. Yanney	Director	September 23, 2008
Michael B. Yanney

/s/ Albert C. Yates	Director	September 23, 2008
Albert C. Yates

S-2

EXHIBIT INDEX

4.2	Specimen Stock Certificate of Common Stock, par value $.01 per share (Exhibit 3 to the Registrant’s Form 8-A filed on March 31, 1998)

5	Opinion of Thomas C. Stortz

23.1	Consent of KPMG LLP

23.2	Consent of Thomas C. Stortz (included in Exhibit 5)

24	Power of Attorney (included on the signature page hereto)